EXHIBIT 21.1

LIST OF SUBSIDIARIES

Seagate Technology	Cayman
Seagate Technology HDD Holdings	Cayman
Quinta Corporation	California
Seagate Technology (US) Holdings, Inc.	Delaware
Seagate Technology LLC	Delaware
Seagate Air, LLC	Delaware
Redwood Acquisition Corporation	Delaware
Seagate Technology AB	Sweden
Seagate Technology Australia Pty Limited	Australia
Seagate Technology GmbH	Germany
Seagate Technology (Hong Kong) Limited	Hong Kong
Beijing Representative Office	China
Shanghai Representative Office	China
Shenzhen Representative Office	China
Seagate Technology SAS	France
Seagate Technology Taiwan Ltd.	Taiwan
Seagate US LLC	Delaware
Seagate Technology International	Cayman
Seagate Technology International (Netherlands Branch)	Netherlands
Seagate Technology International (Singapore Branch)	Singapore
Penang Seagate Industries (M) Sdn. Bhd.	Malaysia
Perai Seagate Storage Products Sdn. Bhd.	Malaysia
Seagate Singapore International Headquarters Pte. Ltd.	Singapore
New Delhi Representative Office	India
Seagate Technology Asia Holdings	Cayman
Seagate Technology China Holding Company	Cayman
Seagate Technology (Denmark) ApS	Denmark
Seagate Technology – Reynosa, S. de R.L. de C.V.	Mexico
Seagate Technology (Netherlands) B.V.	Netherlands
Nippon Seagate Inc.	Japan
Seagate Technology International (Wuxi) Co. Ltd.	China
Seagate Technology (Ireland)	Cayman
Northern Ireland Branch (Springtown, Londonderry)	Ireland
Seagate Technology (Malaysia) Holding Company	Cayman
Senai Seagate Industries (M) Sdn. Bhd.	Malaysia
Seagate Technology (Marlow) Limited	England
Cork Branch	Ireland
Seagate Technology Media (Ireland)	Cayman
Limavady Northern Ireland Branch	Ireland
Seagate Technology (Thailand) Limited	Thailand